Exhibit 4.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH Amendment to CREDIT AGREEMENT (this “Amendment”) dated as of May 5, 2017, is by and among CSI COMPRESSCO LP, a Delaware limited partnership formerly known as Compressco Partners, L.P. (“Compressco LP”), CSI COMPRESSCO SUB INC., a Delaware corporation formerly known as Compressco Partners Sub, Inc. (together with Compressco LP, the “Borrowers” and each a “Borrower”), the other Loan Parties party hereto, BANK OF AMERICA, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”), in each case, for the lenders party to the Credit Agreement referred to below (the “Lenders”), the Lenders and other Persons party hereto.
R E C I T A L S
A.    The Borrowers, the Administrative Agent, the Collateral Agent, the Lenders, the Swing Line Lender, the L/C Issuer and the other agents referred to therein are parties to that certain Credit Agreement dated as of August 4, 2014 (as amended, restated, amended and restated or otherwise modified from time to time, including, without limitation, by the First Amendment to Credit Agreement, dated as of December 18, 2014, the Second Amendment to Credit Agreement, dated as of April 1, 2015, the Third Amendment to Credit Agreement, dated as of May 25, 2016 and the Fourth Amendment to Credit Agreement dated as of November 3, 2016, the “Credit Agreement”), pursuant to which the Lenders have made certain Loans and provided certain Commitments (subject to the terms and conditions thereof) to the Borrowers.
B.    The Borrowers have previously informed the Administrative Agent that they desire to amend certain provisions of the Credit Agreement as set forth herein, including, without limitation, certain financial covenants and certain related provisions and to confirm the appointment of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and JPMorgan Chase Bank, N.A. as joint lead arrangers and joint bookrunners for purposes of this Amendment.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.
Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement. Unless otherwise indicated, all article, schedule, exhibit and section references in this Amendment refer to articles, schedules, exhibits and sections of the Credit Agreement.

Section 2.Amendments to Credit Agreement.
1.Amendment to Section 1.01 of the Credit Agreement: Section 1.01 of the Credit Agreement is amended as follows:
(a)The definition of Applicable Rate is hereby amended and restated in its entirety to read as follows:
““Applicable Rate” means (i) prior to the delivery by the Parent Borrower to the Administrative Agent of financial statements for the quarter ending June 30, 2017 pursuant to Section 6.01, (x) in the case of Eurodollar Rate Loans, 3.25% per annum, (y) in the case of Base Rate Loans, 2.25% and (z) in the case of the commitment fee, 0.50% (ii) after the delivery by the Parent Borrower to the Administrative Agent of financial statements for the quarter ending June 30, 2017 pursuant to Section 6.01, the following percentages (expressed in basis points) per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	Eurodollar Rate Loans + Letters of Credit	Base Rate Loans +
1	≤ 3.00:1.00	37.50 bps	200 bps	100 bps
2	≤ 3.75:1.00 but > 3.00:1.00	37.50 bps	225 bps	125 bps
3	≤ 4.50:1.00 but > 3.75:1.00	50.00 bps	250 bps	150 bps
4	≤ 5.00:1.00 but > 4.50:1.00	50.00 bps	275 bps	175 bps
5	≤ 5.50:1.00 but > 5.00:1.00	50.00 bps	300 bps	200 bps
6	≤ 6.00:1.00 but > 5.50:1.00	50.00 bps	325 bps	225 bps
7	> 6.00:1.00	50.00 bps	350 bps	250 bps

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 7 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).”
(b)The definition of Arranger is hereby amended and restated in its entirety as follows:
““Arranger” means (i) for all purposes other than the Fifth Amendment, Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacities as sole lead arranger and bookrunner and (ii) for the purposes of the Fifth Amendment, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and JPMorgan Chase Bank, N.A. in its capacities as joint lead arranger and joint bookrunner.”
(c)The definition of Consolidated Interest Charges is hereby amended and restated in its entirety as follows:
“Consolidated Interest Charges” means, for any period, for Parent Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Parent Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, excluding one-time charges in respect of loan origination or similar fees and non-cash amortized amounts with respect thereto (including, for the avoidance of doubt, debt issuance costs), (b) the portion of rent expense of Parent Borrower and its Subsidiaries with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP and (c) to the extent not included in clause (a), cash distributions in respect of Perpetual Preferred Equity Interests.”
(d)The definition of Disqualified Equity Interest is hereby amended by deleting the “.” appearing at the end thereof and adding the following immediately after the words “Maturity Date”:
“; provided, that in no event shall Perpetual Preferred Equity Interest constitute Disqualified Equity Interest.”
(e)The definition of Indebtedness is hereby amended by adding the following to the end of such definition:

“For the avoidance of doubt, Perpetual Preferred Equity Interest shall not constitute Indebtedness.”
(f)The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:
““Fifth Amendment” means that certain Fifth Amendment to Credit Agreement, dated as of the Fifth Amendment Effective Date, by and among the Borrowers, the Administrative Agent, the Lenders party thereto and any other Person party thereto.”
““Fifth Amendment Effective Date” means May 5, 2017.”
““Perpetual Preferred Equity Interest” means any Equity Interest issued pursuant to a Perpetual Preferred Equity Issuance.”
““Perpetual Preferred Equity Issuance” means any issuance of preferred units, issued in one or more series (i) with a perpetual term, (ii) which is not mandatorily redeemable, (iii) which provides for scheduled payments or dividends in cash, (iv) which does not become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date, (v) which results in a total aggregate issued amount of such Perpetual Preferred Equity Interests not to exceed $75,000,000 and (vi) which is issued (or, if applicable, later amended or modified) pursuant to terms and documentation reasonably satisfactory to the Administrative Agent in its sole discretion.”
2.Amendment to Section 2.05 of the Credit Agreement: Section 2.05 of the Credit Agreement is hereby amended as follows:
(a)Clause (j) of Section 2.05 of the Credit Agreement is hereby amended and restated as follows:
“(j)    If, as of the end of any Business Day, the consolidated cash and Cash Equivalents (other than (i) any cash set aside in a deposit account in Argentina, Canada or Mexico in the ordinary course of business, (ii) any cash amounts from the issuances of Equity Interests set aside for repurchases of Senior Notes in accordance with Section 7.12 (and subject to any limits therein) or (iii) any cash amounts from the issuances of Equity Interests set aside to consummate one or more acquisitions otherwise permitted by the Loan Documents and occurring within 90 days after the applicable such issuance of Equity Interests) balance of the Parent Borrower exceeds $35,000,000 (the amount of such excess being referred to as the “Excess Cash Amount”), then, within five (5) Business Days of such date, the Borrowers shall prepay Loans in an amount equal to the lesser of (x) such Excess Cash Amount and (y) the aggregate principal amount of all Loans outstanding at such time. Such prepayment will not result in the reduction of the Aggregate Commitments.”

(b)A new clause (k) is added to Section 2.05 of the Credit Agreement at the end of said Section to read as follows:
“(k)    Upon any Perpetual Preferred Equity Issuance, the Parent Borrower shall, prepay an aggregate principal amount of Loans equal to 50% of all proceeds therefrom immediately upon receipt.”
3.Amendment to Section 6.19 of the Credit Agreement: Section 6.19 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“6.19    Delivery of Appraisal. Deliver, or cause to be delivered on August 5 and February 5 of each year (or, in each case, such later date agreed upon by the Administrative Agent in its sole discretion) to the Administrative Agent an appraisal report from an Approved Appraiser with respect to the Compressor Equipment, in form and substance reasonably satisfactory to the Administrative Agent (it being understood that (a) such appraisal shall, among other things, provide reasonable detail on (i) fair market values of the Compressor Equipment and (ii) Orderly Liquidation Value of the Compressor Equipment and (b) the Initial Appraisal Report was conducted on the basis of field exams while subsequent appraisal reports shall, regardless of whether a field exam is completed, be based on data collected and verified no more than thirty (30) days prior to delivery of such appraisal report); provided that, the Administrative Agent may request (or shall request at the direction of the Required Lenders) for any reason (including, without limitation, the fact that Excess Availability is less than the Liquidity Threshold (or Excess Availability has not exceeded the Liquidity Threshold for sixty (60) consecutive days thereafter)) one (1) additional appraisal report from an Approved Appraiser otherwise consistent with the forgoing requirements in between each semi-annual delivery made pursuant to this Section 6.19; provided further, that, notwithstanding anything else to the contrary, if an Event of Default has occurred and is continuing, the Administrative Agent may request an appraisal report from an Approved Appraiser with respect to the Compressor Equipment at any time from time to time. Notwithstanding anything else to the contrary herein, (x) the Parent Borrower agrees to reimburse all reasonable fees, costs and expenses of the Approved Appraiser in connection with delivery of the appraisals required hereunder and (y) upon request by the Administrative Agent, the Parent Borrower agrees to use commercially reasonable efforts to allow an Approved Appraiser and a representative of the Administrative Agent to accompany a representative of the Parent Borrower in visiting any customer location where Compressor Equipment is located in connection with the preparation of any such appraisal.”

4.Amendment to Section 7.04 of the Credit Agreement: The closing paragraph of Section 7.04 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“No Loan Party shall issue any Equity Interests which (i) may be classified in whole or part as Indebtedness under GAAP, (ii) require mandatory distributions (other than dividends or distributions of additional Equity Interests of such type permitted under Section 7.06(b), distributions of Available Cash permitted under Section 7.06(d) or distributions of cash permitted under Section 7.06(i)) or mandatory redemption prior to 91 days after the Maturity Date, or (iii) provide for a scheduled distribution above generally prevailing market rates at the time of issuance (other than distributions of Available Cash or distributions of cash permitted under Section 7.06(i)). In no event shall any Loan Party issue Perpetual Preferred Equity Interest in an aggregate amount exceeding $75,000,000. No Subsidiary of Parent Borrower will issue any additional Equity Interests, except a direct Subsidiary of a Loan Party may issue additional Equity Interests to such Loan Party or to the Parent Borrower so long as (i) such Subsidiary is a wholly-owned Subsidiary of the Parent Borrower (or is Finance Co) after giving effect thereto, and (ii) such Equity Interests shall be pledged to the Collateral Agent for the benefit of the Lenders pursuant to Security Documents acceptable to the Collateral Agent.”
5.Amendments to Section 7.06 of the Credit Agreement: Section 7.06 of the Credit Agreement is hereby amended as follows:
(a)     The beginning of said Section through subsection (b) thereof is hereby amended and restated as follows:
“7.06 Restricted Payments
(a). Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any such action described below or would result therefrom and, with respect to any of the below actions other than clauses (a) and (b), after giving effect thereto Excess Availability shall be no less than the Liquidity Threshold:
(a)    each Subsidiary of the Parent Borrower may make Restricted Payments to the Parent Borrower and any other Person that owns an Equity Interest in such Subsidiary ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)    Parent Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests that are not Disqualified Equity Interests of such Person and Parent Borrower may issue Equity Interests that are not Disqualified Equity Interests upon the conversion of Equity Interests that are not Disqualified Equity Interests;”
(b)    Said Section is also amended by deleting the “and” at the end of subsection (g) of such Section, replacing the “.” at the end of subsection (h) of such Section with “; and” and by adding a new subsection (i) to the end of such Section in the appropriate alphabetical place, as set forth below:

“(i) Parent Borrower may declare and make cash distributions to holders of Preferred Perpetual Equity Interests.”
6.Amendment to Section 7.12 of the Credit Agreement: Section 7.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“7.12 Prepayments of Debt
.  Directly or indirectly, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment, repurchase or redemption as a result of any asset sale, change of control or similar event of, any outstanding Senior Notes or Debt Issue, except (a) any payment, prepayment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness with the net cash proceeds from an incurrence of, or in exchange for, a Debt Issue, (b) any payment, prepayment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness in exchange for Equity Interests (other than Disqualified Equity Interests) in the Parent Borrower, (c) any payment, prepayment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness with the net cash proceeds from an issuance of Equity Interests (other than Disqualified Equity Interests) in the Parent Borrower; provided, however, that (i) any such payment, prepayment, purchase, redemption, defeasance or other acquisition or retirement for value referred to in clause (b) or (c) above, (A) shall be at a price below par value, (B) shall not be consummated prior to the Third Amendment Effective Date, or more than 180 days after the issuance of such Equity Interests and (C) shall be paid with funds exclusively from issuances of such Equity Interests (or in the case of an exchange, made with Equity Interests issued) on and after the Third Amendment Effective Date, (ii) the amount of all such Indebtedness repurchased hereunder does not exceed the amount of such Senior Notes outstanding on the Third Amendment Effective Date and (iii) (A) the amount of proceeds from the Series A Convertible Equity Issuance used in any payment, prepayment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness, whether directly or subsequent to a repayment and reborrowing of Loans as contemplated by the last sentence of this Section 7.12, shall not exceed $55,000,000 in the aggregate and (B) the amount of proceeds from any Perpetual Preferred Equity Issuance used in any payment, prepayment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness, whether directly or subsequent to a repayment and reborrowing of Loans as contemplated by the last sentence of this Section 7.12, shall not exceed in the aggregate 50% of the amount of proceeds raised cumulatively from any Perpetual Preferred Equity Issuance, and (d) notices in respect of repurchases (but not the repurchases themselves) pursuant to “change of control” or “asset sale” provisions of the Senior Notes or a Debt Issue. For the avoidance of doubt, to effect a transaction pursuant to clause (c) above, the Borrowers may use the proceeds of such issuance of Equity Interests to repay Loans and subsequently borrow such amount (subject to the conditions in Section 4.02).”
7.Amendment to Section 7.15 of the Credit Agreement: Section 7.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“7.15 Amendments to Organizational Documents and Certain Other Documents
. (a) Amend, modify or otherwise change, or consent to any amendment, modification or change to (or otherwise permit) or waive any material right or obligation of any Person under, its Organization Documents, except to the extent that, such amendment, modification, changes and consents (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents and (ii)(A) could not reasonably be expected to have an adverse effect on the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuer, or any Loan Parties or (B) relates solely to a Perpetual Preferred Equity Issuance as approved in advance by the Administrative Agent in its sole discretion, such approval not to be unreasonably withheld, (b) amend, modify or otherwise change, or consent to any amendment, modification or change to (or otherwise permit) the definition of Available Cash (or any related definitions having similar effect) in the Partnership Agreement, except with respect to amendments, modifications or changes that relate solely to a Perpetual Preferred Equity

Issuance as approved in advance by the Administrative Agent in its sole discretion, such approval not to be unreasonably withheld or (c) amend, modify or otherwise change, or consent to any amendment, modification or change to (or otherwise permit) the terms of or documents evidencing the Senior Notes, a Debt Issue, or any LP Bridge Loan, in a manner that could reasonably be expected to be adverse to the Lenders.”
8.Amendment to Section 7.19(b) of the Credit Agreement: Section 7.19(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter of the Parent Borrower to exceed the amounts set forth in the table below for each date of determination:

March 31, 2017	5.95:1.00
June 30, 2017	6.75:1.00
September 30, 2017	6.75:1.00
December 31, 2017	6.50:1.00
March 31, 2018	6.50:1.00
June 30, 2018	6.25:1.00
September 30, 2018	6.25:1.00
December 31, 2018	6.00:1.00
March 31, 2019 and thereafter	5.75:1.00

9.Amendment to Section 7.19(c) of the Credit Agreement: Section 7.19(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(c)     Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio as of the end of any fiscal quarter of the Parent Borrower to exceed 3.25:1.00.”
10.Addition of Section 7.23 to the Credit Agreement: A new Section 7.23 of the Credit Agreement is hereby added in the appropriate numerical place to read as follows:
“7.23    Redemption of Perpetual Preferred Equity Interests: Redeem, purchase, retire or defease any Perpetual Preferred Equity Interest after a Perpetual Preferred Equity Issuance prior to 91 days after the Maturity Date.”
11.Amendment to Section 8.01 of the Credit Agreement: Clause (i) of Section 8.01(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(i) The Parent Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Hedging Contracts) or Perpetual Preferred Equity Interest, in each case, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) (or, in the case of Perpetual Preferred Equity Interests, having an aggregate outstanding amount) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, Guarantee or Perpetual Preferred Equity Interest contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) or the holder or beneficiary of a Perpetual Preferred Equity Interest to cause, with or without the giving of notice, the passage of time, or both, such Indebtedness or Perpetual Preferred Equity Interest, as applicable, to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness or Perpetual Preferred Equity Interest, as applicable, to be made, prior to its stated maturity, if any, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or”
12.Amendment to Section 9.08 of the Credit Agreement: Section 9.08 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“9.08    No Other Duties, Etc
.  Anything herein to the contrary notwithstanding, no bookrunner, joint bookrunner, arranger, joint arranger, joint lead arranger, syndication agent, co-syndication agent, documentation agent or co-documentation agent listed on the cover page hereof or otherwise appointed under or in connection with any Loan Document, shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender or the L/C Issuer hereunder.”
13.Amendment to Exhibit D (Form of Compliance Certificate): Exhibit D of the Credit Agreement is hereby deleted in its entirety and the Exhibit D attached hereto as Annex A is inserted in its place.
Section 3.Conditions Precedent. This Amendment shall not become effective until the date (the “Fifth Amendment Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.01 of the Credit Agreement):
1.Counterparts. The Administrative Agent shall have received from the Borrowers, the other Loan Parties, the Required Lenders, the L/C Issuer, the Swing Line Lender, the Administrative Agent and Collateral Agent, executed counterparts (in such number as may be requested by the Administrative Agent) of this Amendment.
2.No Default or Event of Default. As of the Fifth Amendment Effective Date after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.
3.Fees. The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Fifth Amendment Effective Date, including to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers under the Credit Agreement (including, but not limited to, the fees, disbursements and other charges of Latham & Watkins LLP, as counsel to the Administrative Agent). Without limiting the foregoing, each Lender party hereto shall receive a fee from the Borrowers equal to 25 bps payable on the amount of each such Lender’s Commitment under the Credit Agreement after giving effect to this Amendment on and as of the Fifth Amendment Effective Date.
4.Compressco LP shall have provided the Administrative Agent evidence reasonably satisfactory to the Administrative Agent in its sole discretion that the quarterly cash distribution payable on common units of Compressco LP shall have been no more than $0.1875 per common unit for the quarterly period ended March 31, 2017.
5.Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent (or its counsel) may reasonably request relating to the transactions contemplated by this Amendment.
The Administrative Agent shall notify the Borrowers and the Lenders of the Fifth Amendment Effective Date, and such notice shall be conclusive and binding.
For purposes of determining compliance with the conditions specified in this Section 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Fifth Amendment Effective Date specifying its objection thereto.

Section 4.	Miscellaneous.
1.Confirmation. The provisions of the Loan Documents, as amended by this Amendment, shall remain in full force and effect in accordance with their terms following the effectiveness of this Amendment.
4.2    Ratification and Affirmation; Representations and Warranties. Each of the Borrowers and other Loan Parties does hereby adopt, ratify, and confirm the Credit Agreement and the other Loan Documents to which it is a party, as amended hereby, and its obligations thereunder. Each of the Loan Parties hereby (a) acknowledges, renews and extends its continued liability under, each Loan Document, as amended hereby, to which it is a party and agrees that each Loan Document, as amended hereby, to which it is a party remains in full force and effect, notwithstanding the amendments contained herein and (b) represents and warrants to the Administrative Agent and the Lenders that: (i) as of the date hereof and as of the Fifth Amendment Effective Date, after giving effect to the terms of this Amendment, all of the representations and warranties contained in each Loan Document, or which are contained in any document furnished at any time under or in connection therewith, to which it is a party are true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects), except to the extent any such representations and warranties specifically refer to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such specified earlier date, (ii) (A) as of the date hereof and as of the Fifth Amendment Effective Date, no Default or Event of Default has occurred and is continuing and (B) immediately after giving effect to this Amendment, no Default or Event of Default will have occurred and be continuing and (iii) neither of the Borrowers nor any of their Subsidiaries is an EEA Financial Institution.
2.General Release
. Each of the Borrowers and the other Loan Parties (on behalf of themselves and their Related Parties) hereby forever waives, releases, acquits and discharges, to the fullest extent permitted by law, any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), suits, demands, debts, accounts, contracts, liabilities, obligations, judgments, damages, actions and causes of actions, whether in law or in equity, of whatsoever nature and kind, whether known or unknown, whether now or hereafter existing, that the Borrowers or any other Loan Party (and each of their Related Parties) at any time had or has, or that its successors, assigns, affiliates, shareholders and “controlling persons” (within the meaning of federal securities laws) hereafter can or may have against the Administrative Agent, Collateral Agent, the L/C Issuer, the Swing Line Lender, any Arranger, any Lender or any of their Related Parties through the date hereof, in each case in connection with the Credit Agreement, the other Loan Documents, all other documents executed in connection therewith, and the transactions contemplated thereby.
3.Loan Document. This Amendment and each agreement, instrument, certificate or document executed by the Borrowers, any Loan Party or any of their officers in connection therewith are “Loan Documents” as defined and described in the Credit Agreement and all of the terms and provisions of the Loan Documents relating to other Loan Documents shall apply hereto and thereto.
4.Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (e.g., “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Amendment.
5.No Oral Agreement. This Amendment, the Credit Agreement and the other LOAN Documents executed in connection herewith and therewith represent the final agreement AMONG the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.
6.GOVERNING LAW. THIS AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK
7.Miscellaneous. Section 10.14(b), (c) and (d) and Section 10.15 of the Credit Agreement shall apply to this Amendment, mutatis mutandis.
[signature pages follow]

[Signature Page to Fifth Amendment to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Credit Agreement to be duly executed as of the date first written above.
BORROWERS
CSI COMPRESSCO LP,
as a Borrower and Parent Borrower

By: CSI COMPRESSCO GP INC.,
its general partner

By:      /s/ Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

CSI COMPRESSCO SUB INC.,
as a Borrower

By:      /s/ Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

GUARANTORS

CSI COMPRESSCO FINANCE INC. (F/K/A COMPRESSCO FINANCE INC.)

By:      /s/ Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

CSI COMPRESSCO OPERATING LLC (F/K/A COMPRESSCO PARTNERS OPERATING, LLC)

By:      /s/ Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

COMPRESSOR SYSTEMS, INC.

By:      /s/ Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

CSI COMPRESSCO FIELD SERVICES INTERNATIONAL LLC (F/K/A COMPRESSCO FIELD SERVICES INTERNATIONAL, LLC),
CSI COMPRESSCO INTERNATIONAL LLC (F/K/A COMPRESSCO INTERNATIONAL, LLC),
CSI COMPRESSCO LEASING LLC (F/K/A COMPRESSCO LEASING, LLC),
CSI COMPRESSCO HOLDINGS LLC (F/K/A COMPRESSCO HOLDINGS, LLC)

By: CSI COMPRESSCO OPERATING LLC (F/K/A COMPRESSCO PARTNERS OPERATING, LLC), its sole member

By:  /s/ Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

ROTARY COMPRESSOR SYSTEMS, INC.

By:      /s/ Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

CSI COMPRESSION HOLDINGS, LLC

By: COMPRESSOR SYSTEMS, INC.,
its sole manager

By:  /s/ Joseph J. Meyer
Name: Joseph J. Meyer
Title: Treasurer

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By: /s/ Linda Lov
Name:    Linda Lov
Title:    Assistant Vice President

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By: /s/ Tyler Ellis
Name: Tyler Ellis
Title: Director

JPMorgan Chase Bank, N.A., as a Lender

By:  /s/ J. Devin Mock
Name: J. Devin Mock
Title: Authorized Officer

Banc of America Credit Products, Inc., as a Lender

By:  /s/ Margaret Sang
Name: Margaret Sang
Title: Authorized Signatory

Capital One, National Association, as a Lender

By:  /s/ Micah Spellman
Name: Micah Spellman
Title: Vice President

Barclays Bank PLC, as a Lender

By:  /s/ Jake Lam
Name: Jake Lam
Title: Assistant Vice President

BOKF, NA dba Bank of Oklahoma, as a Lender

By:  /s/ Daniel Weintraub
Name: Daniel Weintraub
Title: Vice President

CIT Bank, N.A., as a Lender

By:  /s/ Michael A. Robinson
Name: Michael A. Robinson
Title: Vice President

Texas Capital Bank, N.A., as a Lender

By:  /s/ Seth Laroche
Name: Seth Laroche
Title: Vice President

Annex A

See attached.